Filed pursuant to Rule 424(b)(3)
                                      Registration No. 333-59355

Prospectus Supplement No. 3
(To Prospectus Dated August 10, 1998)

                                $1,012,198,000
                              XEROX CORPORATION
                 CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018

The information contained under the heading "Selling Security Holders" in the Prospectus dated August 10, 1998 relating to $1,012,198,000 aggregate principal amount at maturity of Convertible Subordinated Debentures due 2018 of Xerox Corporation (the "Company"), and such indeterminate number of shares of Common Stock, par value $1.00 per share, of the Company as may be issuable upon the conversion of the Debentures, that may be offered and sold from time to time by the several holders thereof (the "Selling Holders") is hereby supplemented by adding thereto the following additional Selling Holders:

                                                     PRINCIPAL AMOUNT AT
                                                   MATURITY OF DEBENTURES
                                                   BENEFICIALLY OWNED AND
NAME OF SELLING HOLDER                           THAT MAY BE OFFERED HEREBY
----------------------                           --------------------------
                                                      (In U.S. Dollars)

BT Alex. Brown Inc . . . . . . . . . . . . . . .         11,000,000
James R. Caywood . . . . . . . . . . . . . . . .            100,000
Donaldson, Lufkin & Jenrette Securities Corp.  .          6,920,000
The First Reinsurance Company of Hartford  . . .            400,000


The date of this Prospectus Supplement is August 21, 1998.